SUPPLY AGREEMENT#

          This Supply Agreement (together with all Exhibits to this Supply Agreement, this “Agreement”) is made and entered into on May 7, 2012 (the “Effective Date”), by and between CalAmp Wireless Networks Corporation, a corporation organized under the laws of the State of Delaware, United States of America, (“CalAmp”) with offices 1401 N. Rice Ave, Oxnard CA 93030 U.S.A., (Fax: 805 419 8498) and Navman Wireless North America LP, a Delaware limited partnership, (“Customer”), with offices at 2701 Patriot Boulevard – Suite 150 - Glenview, Illinois 60026 USA (Fax: 847-729-5988), each a “Party” and collectively the “Parties.”

1. SCOPE AND CONTROLLING TERMS

     1.1 General. Customer will purchase from CalAmp, and CalAmp will sell to Customer, certain fleet tracking products (the “LMU Product(s)”) as well as products acquired or licensed by CalAmp from Customer (the “Qube Product(s)”, the “Qtanium Product(s)” and the “MDT Product(s)”, and together with the LMU Products, the “Product(s)”), for use by Customer and/or Customer’s own direct and/or indirect customers (“End-User(s)”). The initial Products are identified as such in Exhibit A, at the prices specified on Exhibit A (the “Prices”). For future Products, whether standard or non-standard (the latter term defined to mean a product manufactured by CalAmp to Customer’s specifications and not sold to other customers of CalAmp, and referred to hereafter as “Non-Standard”), the Parties will agree to the Prices and execute an amended Exhibit A or such other Product and price document as to which they mutually agree.

     1.2 Independent Contractors. CalAmp and Customer shall be considered independent contractors and no agency, partnership, joint venture, franchiser-franchisee or employer-employee relationship is intended or created by this Agreement. Neither Party shall have the power or authority or hold itself out as able to obligate or bind the other Party. Any employee and other personnel working for or on behalf of either Party shall not be considered employees, agents or representatives of the other Party for any purpose, and each Party assumes full responsibility for the acts or omissions of its own employees and agents, and shall be solely responsible for their supervision, direction, control, compensation and benefits.

     1.3 Legal Compliance. In the performance of this Agreement, each Party agrees to comply with all federal, state, and provincial laws, statutes, ordinances, codes, rules and regulations, including, without limitation, the laws and regulations of the United States of America relating to the export or re-export of any Products purchased or sold hereunder.

Supply Agreement	Confidential

     1.4 Dispute Resolution. The parties agree to use good faith efforts to voluntarily resolve all disputes arising under or in connection with this Agreement before initiating any lawsuit or legal action, except in the case where injunctive or other equitable relief is being sought in order to protect against the wrongful use or disclosure of Confidential Information (as defined in Section 12 of this Supply Agreement), intellectual property or other actual or threatened harm that is irreparable or for which there is no adequate remedy at law. If a dispute exists that the Parties’ principal points of contact at the operational level have been unable to resolve, either Party may request resolution of the dispute under this Section by sending written or e-mail notice of such request to the other Party (“Request for Resolution”), in which notice the sending Party identifies an authorized representative (“Resolution Representative”). Within two (2) business days of the receipt of the Request for Resolution, the receiving Party will identify its Resolution Representative. The Resolution Representatives shall be part of each Party’s management-level team, not less than one level below vice-president, and at least one level above the operational point of contact referred to above. The Resolution Representatives will be responsible for promptly becoming knowledgeable about the dispute and then coordinating and conducting such meetings and communications as are appropriate to discuss the dispute and to negotiate a resolution, which will then be documented. Should appointment of both Resolution Representatives not occur as described above, or a written resolution of the dispute not be agreed upon within ten (10) business days following the appointment of the second Resolution Representative, either Party will be entitled to terminate this dispute resolution process upon written notice to the other Party at any time thereafter, and proceed with its other available remedies. Engaging in the dispute resolution process as herein described shall not delay or extend any time periods elsewhere specified in this Agreement, and the failure to reach a negotiated resolution of a dispute under this Section shall not be deemed evidence of a failure to act in good faith. If mutually agreeable, the Parties may elect to use mediation and/or non-binding arbitration to resolve such disputes. Any such mediation or arbitration shall take place in Ventura County, California, and the Parties shall equally share in its costs unless otherwise agreed between them. During the pendency of any dispute, other than for payment of undisputed fees due to CalAmp, CalAmp will not interrupt or delay the provision of any services or provision of any Products on account of such pending dispute, or knowingly or willfully engage in any other act or omission in violation of CalAmp’s obligations hereunder designed to prevent, interrupt or reduce in any way Customer’s ability to conduct its business in the ordinary course and meet the needs of its End-Users.

2. ORDERS; MINIMUM PURCHASE COMMITMENT; EXCLUSIVITY

     2.1 Purchase Orders. Customer shall issue purchase orders (“Order(s)”) for the purchase of Products under this Agreement. Customer may provide CalAmp in writing with specific requirements to establish the validity of each Order and CalAmp shall not accept or fill any Order failing to meet such requirements. Each Order shall (a) state the date on which it is issued; (b) include an Order number; and (c) specify the (i) number of units of Products, (ii) applicable Price per unit, (iii) location to which the Products shall be shipped, (iv) requested delivery date(s), and (vi) any other applicable terms. Any terms or conditions appearing on the face or reverse side of any Order, acknowledgment or confirmation that are additional to, or different from, those contained in this Agreement constitute material changes to this Agreement and shall be void and of no force or effect, unless such terms are mutually agreed upon in writing by both parties. All Orders issued by Customer will be subject to acceptance by CalAmp and will not be binding on CalAmp until accepted, provided that CalAmp shall accept all Orders that are consistent with the terms of this Agreement (including requested delivery date that is consistent with the Lead Time), unless Customer is in breach of this Agreement for failure to pay invoices when due pursuant hereto at the time an Order is received. CalAmp agrees to acknowledge acceptance of all Orders placed by Customer within 5 business days and confirm requested delivery date to the extent consistent with the Lead Time. To the extent Customer requests delivery of the Products in advance of the Lead Time agreed to by the Parties (“Early Delivery”), CalAmp agrees to use commercially reasonably efforts to promptly ship the Products to meet the requested Early Delivery Date, but failure to meet such requested Early Delivery Date shall not be considered a breach of this Agreement.

Supply Agreement	Confidential

     2.2 Forecasts and Cancellation. Customer will provide to CalAmp, on a monthly basis, forecasts of Customer’s purchases of Products for the six months following the date of each forecast.

          (a) Products with Lead Times Longer than 90 Days. For Products with Lead Times in excess of 90 days, the Parties will, in good faith, enter into signed memoranda supplementary to, and a part of, this Agreement identifying components that CalAmp will purchase and use to manufacture and provide such Products and the extent to which Customer will pay for such components if Customer does of timely order and purchase Products containing such components.

          (b) Products with Lead Times of 90 Days or Less. The following provisions apply to Products whose Lead Times are 90 days or less.

               (i) Effect of Forecasts for CalAmp.

(A)	Generally. CalAmp will procure materials, make available manufacturing capacity, and otherwise do all things necessary to sell and deliver to Customer all Products as stated in each forecast, subject only to the forecast quantities and timing being reasonable estimates of Customer’s demand for such Products based on the facts and circumstances known to Customer as of the date upon which the applicable forecast is delivered.

(B)	Lead Time. If Customer delivers a forecast or an Order that adds or orders Products or quantities of Products for delivery in an amount of time shorter than the “Lead Time” stated in Exhibit A for that Product:

	(I)	CalAmp will use commercially reasonable efforts to deliver all such Products within the timing stated in the forecast, notwithstanding that CalAmp is not afforded the Lead Time during which to do so; and

	(II)	Where CalAmp cannot deliver the excess Products within the forecast or ordered time, CalAmp will:

		a.	Give notice to Customer of such inability and of the time by which CalAmp can deliver the added or additionally ordered quantities;

		b.	Timely deliver such Products as have been forecast and/or ordered within the applicable Lead Time(s); and

		c.	Deliver to Customer such of the added or additionally ordered quantities as soon as is commercially practicable.

Supply Agreement	Confidential

               (ii) Effect of Forecast for Customer.

(A)	Forecast is Binding when Lead Time Reached. If and when the time arrives at which the then-most-recent forecast states a time for delivery of the Products that is within the Lead Time from that date, Customer will be obliged to purchase the affected Products and Customer will issue an Order for same.

(B)	(a) Customer may re-schedule, in whole or in part, the quantity of Products and their shipment date according to the limits in the following table.

	Maximum reschedule
Number of calendar days	(Percentage of purchaser order
before Delivery Date	quantity)	Maximum delay
0-30	N/A	N/A
31-60	30%	90 days
61-90	50%	180 days

(C)	Cancellation Fee. Except for the Qube Products, Qtanium Products or Non-Standard products (which may not be cancelled once Ordered), Customer may wholly or partially cancel, by notice to CalAmp (which notice may take any commercially reasonable form, including, but not limited to, e-mail) given at least 30 days prior to the date scheduled for delivery, any Order for Products, provided that Customer pays to CalAmp, within 30 days after the date set for delivery of the Product, the “Cancellation Fee,” if any, stated in the table below.

If, as of the date of notice, the following time	The Cancellation Fee is the following
remains until the date set for delivery of the	percentage of the Price of the affected
Product(s):	Product(s)
The lesser of 90 days or the Lead Time for the	No charge
Product
45-89 days, but less than the Lead Time for the	7%
Product
30-44 days, but less than the Lead Time for the	10%
Product

Any Cancellation Fees paid will count against any liability of Customer under Section 2.5(a).

     2.3 Product Support and Evolution Obligations. During the Term, CalAmp will do the following things.

          (a) CalAmp LMU Feature Parity. CalAmp will as soon as is commercially practicable, develop and revise its Location Messaging Unit products (each a “CalAmp LMU”) so that they have at least the functionality of the Qube Products, Qtanium, Products and MDT Products as is then available, and interface and function with temperature boxes, trailer units, satellite communication modems, isolated power supplies, navigation peripheral devices (e.g., MNAV), CAN bus engine interface units, and driver ID units, all to the extent such interface and functionality is then existing in the Qube Products, Qtanium Products, and MDT Products.

Supply Agreement	Confidential

          (b) Availability of CalAmp LMUs. CalAmp will make available to Customer for purchase, not later than the third anniversary of the Effective Date, and then continuing through the remainder of the Term, at the Prices, CalAmp LMUs meeting the requirements stated in Section 2.3(a).

          (c) Incremental Improvements in Products. Subject to the phase-out of certain Products pursuant to Section 2.6(a)(ii), CalAmp will provide improvements and revisions to Products as reasonably required to maintain competitive parity with substantially similar competing products in the relevant markets. The Parties will negotiate in good faith and agree upon such improvements and revisions.

          (d) Roadmap Governs. Improvements and revisions to the Products will include, but are not limited to, the improvements and revisions identified in the technical roadmap attached as Exhibit I. The Parties will negotiate in good faith and agree upon other improvements and revisions.

     2.4 Support. CalAmp shall supply to Customer, free of charge, technical information necessary to assist Customer support personnel in the maintenance and support of all Products. CalAmp will provide support to Customer for all engineering changes, bug fixes, software upgrades, and development queries. CalAmp will provide detailed release notes for all software upgrades on the Product and ensure that Customer is fully supported in the integration and function of the Product. CalAmp will acknowledge all inquiries by Customer engineering personnel within one working day. CalAmp will work continuously during business hours, using appropriate numbers of adequately skilled personnel, to resolve each request. CalAmp will provide to Customer detailed timelines for all engineering resolutions.

     2.5 Minimum Purchase Commitment.

          (a) Customer agrees to purchase from CalAmp, during the Term, Products having an aggregate Price of at least U.S. $25,000,000.00 (the “Minimum Commitment”). If Customer fails to meet the Minimum Commitment during the Term, upon expiration of the Term, Customer shall pay in cash to CalAmp an amount equal to 35% of the difference between aggregate amounts paid under this Agreement for purchase of Products and the Minimum Commitment.

          (b) Customer’s liability under Section 2.5(a) will be reduced to the extent that Customer’s purchases are reduced because of:

               (i) CalAmp’s breach, default, or failure to perform under this Agreement; or

               (ii) Force Majeure Event affecting CalAmp as described in Section 4.2; provided that the reduction of Customer’s liability under Section 2.5(a) shall apply only to purchases Customer makes during the Force Majeure Event.

Supply Agreement	Confidential

          (c) Customer will have no liability for any amount under Section 2.5(a) if:

               (i) Any Epidemic Failure (as that term is defined in Section 8.3(a)) occurs in which the failure rate is 15% or greater; provided, that if Customer desires to exercise this clause to eliminate its liability under Section 2.5(a), Customer shall, as a prerequisite to such exercise, pay to CalAmp 10% of the then-outstanding balance remaining on the Minimum Commitment; or

               (ii) This Agreement is terminated by Customer as permitted by Section 13.3.

     2.6 Exclusivity and Restrictions.

          (a) Purchases by Customer.

               (i) “Fleet Tracking Hardware” means (i) hardware that contains both a modem and a GPS module or (ii) mobile data terminals. Notwithstanding the foregoing, the term does not include the Q-Pro as designed or contemplated by Customer as of the Effective Date. From the Effective Date until the third anniversary of the Effective Date, Customer will purchase Fleet Tracking Hardware solely and exclusively from CalAmp.

               (ii) Customer will, not later than the third anniversary of the Effective Date, transition to CalAmp’s LMUs for all Fleet Tracking Hardware purchases. If CalAmp cannot, or does not, by then provide CalAmp LMU Products that meet the roadmap attached as Exhibit I that Customer requires, CalAmp will continue to provide Qube Products until such time as CalAmp can, and does, provide all CalAmp LMU Products that that meet the roadmap attached as Exhibit I.

               (iii) Without limiting any other right or remedy of Customer under this Agreement or otherwise, the Parties stipulate that CalAmp’s obligations in Section 2.3 and the continued material conformance by CalAmp’s LMU Products identified in Exhibit A with the performance and feature specifications set forth on Exhibit E are essential consideration for Customer’s exclusivity obligations in Section 2.6(a) and that such obligations of CalAmp will be construed strictly.

               (iv) If Customer requests an improvement or revision to a Product that is reasonably required to maintain competitive parity with substantially similar competing products in the relevant markets and CalAmp fails to timely agree to provide Products with such improvements or revisions (whether under Section 2.3(c) or otherwise), the exclusivity provisions of this Section 2.6(a) will not apply to Customer’s purchases of Products from third parties of such improved or revised Products.

          (b) Sale of Qtanium Units. From the Effective Date until the second anniversary of the Effective Date, CalAmp shall sell the Qtanium product only to Customer and CalAmp will not, directly or indirectly, sell or otherwise provide, or permit to be provided, or market, arrange to provide, or solicit for the provision of, any Qtanium product to any third party.

Supply Agreement	Confidential

          (c) Customer Firmware.

               (i) “Simple Message Data Protocol”, or “SMDP”, means the proprietary full duplex asynchronous protocol developed and used by the Company and its affiliates to communicate information between vehicle mounted devices (including Qube and Qtanium family of products, MDT, M-Nav, DCU and others) and its server side Online AVL software system, across the cellular networks.

               (ii) “Customer Firmware” means any and all iterations of embedded software associated in any way with the Products, and/or any associated software development kit or similar utilities that was designed by, and or was formerly sold by Customer as of the Effective Date; provided, however, the term does not include such embedded software in the MDT Products or the DCU. The term includes, but is not limited to, any variations, derivative works, improvements, or modifications of any such firmware, regardless of by whom made. For the avoidance of doubt, the term includes, but is not limited to, firmware even when it is not installed or used on Fleet Tracking Hardware or other hardware. The term does not include the SMDP which, although used by the firmware, is a trade secret of the Company independent of the Customer Firmware.

               (iii) CalAmp will not sell or otherwise provide, directly or indirectly, the Customer Firmware or the SMDP to any third party; provided, however, in no event shall such restriction affect or limit CalAmp’s ability to sell the MDT Products or the DCU Products; provided, further, in no event shall such restriction affect or limit CalAmp’s ability to use the Customer Firmware, or parts thereof, in CalAmp’s designs and products created subsequent to the Effective Date.

          (d) Non-Solicitation and Non-Compete. CalAmp shall use reasonable efforts to not solicit and shall use commercially reasonable efforts not to sell or knowingly sell Products directly to Customer’s customers, as such customers are agreed to in Exhibit K. Exhibit K may be updated from time to time by Customer to reflect additional Customer customers, except that updates to Exhibit K shall not include then-current, prior or potential customers of CalAmp. As used herein, and with respect to each update to Exhibit K, “prior customers” refers to customers who had an agreement with CalAmp that terminated within the 365 day period ending on the date that CalAmp receives such updated Exhibit K from Customer and “potential customers” refers to third parties with whom CalAmp has entered into a non-disclosure agreement or with whom CalAmp has had meaningful direct contact within the 365 day period ending on the date that CalAmp receives such updated Exhibit K from Customer. CalAmp shall promptly notify Customer of any proposed update to Exhibit K that includes a current, prior or potential customer of CalAmp. In no case shall the restrictions outlined in this Section 2.6(d) preclude CalAmp from selling to a direct competitor of Customer who in turn bundles the purchase of hardware from CalAmp with such direct competitor’s fleet management software for solicitation or sale to an end user of such a bundled fleet management solution.

          (e) No Re-pointing. CalAmp agrees not to transfer any units controlled in the Customer’s user account of CalAmp’s wireless Programming, Updates and Logistics System (“PULS”) to a competing Telematics Service Provider’s user account in PULS without the prior written consent of Customer and the affected customer of Customer. In addition, CalAmp agrees not to transfer any units owned and controlled in a competing Telematics Service Provider’s user account in PULS to Customer’s user account in PULS without the prior written consent of Customer, the affected competitor and the affected end-user.

Supply Agreement	Confidential

3. PRICES, PAYMENT AND CREDIT

     3.1 Prices. All prices and payments for Products are in United States Dollars. Prices for Products are as set forth on Exhibit A. Prices are inclusive of all charges (excluding taxes outlined in Section 3.3 below and shipping), including, without limitation, any charges for labeling, packaging and crating, finishing or inspection fees, and any applicable royalties.

     3.2 Invoicing. CalAmp may invoice for Products as early as the date upon which the Products are shipped. Customer shall pay CalAmp undisputed amounts due under this Agreement within 45 days after receipt of the invoice. Customer may withhold payment of charges that are the subject of good faith disputes and both Parties agree to cooperate and use reasonable efforts to promptly resolve the dispute in accordance with the dispute resolution process set forth in Section 1.4 above. The invoice dispute procedures set forth in this paragraph shall not limit the scope of the warranty and quality control obligations of CalAmp hereunder.

     3.3 Taxes. Prices are exclusive of all federal, state, provincial, municipal or other government, excise, use, sales, occupational or like taxes, tariffs, duties, fees or surcharges, now in force or enacted in the future (collectively, “Taxes”), on the finished Products. Customer is not responsible for Taxes related to the manufacture or import of raw materials or components used in Product assembly. Any Taxes related to the finished Products and services delivered under this Agreement, except for Taxes on CalAmp’s income or taxes arising from CalAmp’s consumption of goods and services in conjunction with the performance of this Agreement, shall be paid directly by Customer, except in those circumstances where CalAmp is required by law to collect such Taxes, unless Customer presents an exemption certificate acceptable to the taxing authorities. If CalAmp is required to pay any such Taxes, Customer will promptly reimburse CalAmp for the amount of such Taxes. CalAmp is not liable for collecting, paying, or reporting any Taxes imposed upon Customer.

4. SHIPPING AND DELIVERY

     4.1 Shipping. Products are shipped EXW (Incoterms 2010) CalAmp’s facility, or, in the case of shipment from one of CalAmp’s contract manufacturers directly to Customer, EXW (Incoterms 2010) the facility of such contract manufacturer, including Bataam. All Products purchased under this Agreement will be delivered as instructed by Customer on its Order, and Customer shall be responsible for paying all shipping (including shipping related insurance charges) directly to the shipping carrier (Customer may designate one or more preferred shipping carrier(s) and provide CalAmp the account number and any other necessary information such that all shipping costs will be billed by the carrier directly to Customer), or at Customer’s option, CalAmp may invoice Customer for such charges. CalAmp shall package all Products in conformity with industry standards and according to packaging specifications issued by Customer (the specifications for several of the Initial Products being contained in Exhibit F) and any carrier requirements, in order to prevent damage en route to destination. CalAmp will notify Customer as soon as CalAmp becomes aware that CalAmp may fail to meet shipping or delivery dates as agreed under this Agreement. If “premium shipping” is required to meet delivery dates, and the delay is caused by the acts or omissions of CalAmp, CalAmp will pay for the premium portion of the shipping costs to the final destination. CalAmp will promptly notify Customer of any actual or anticipated inability to fulfill an Order on time as required in this Agreement. CalAmp shall not make partial shipments of Products specified in any Order issued by Customer without Customer’s prior written consent.

Supply Agreement	Confidential

     4.2 Force Majeure. Neither Party shall be liable for any nonperformance or delay in performance under this Agreement when such delay is due to causes beyond the reasonable control of the Party, including, to the extent beyond the reasonable control of the Party, events affecting component suppliers of CalAmp for which CalAmp can show that UCC Sec. 2-615 excuses its affected component supplier from its obligations to CalAmp, acts of God, war, terrorism, riots, fire, explosion or earthquake (each a “Force Majeure Event”). Upon a delay caused by a Force Majeure Event, the date for any required performance hereunder will be extended for the time period necessary to eliminate or mitigate the delay caused by the Force Majeure Event, not to exceed the actual period of time the Force Majeure Event is in effect, provided (i) that the Party whose performance is affected has notified the other Party of the delay and the reasons therefor within three (3) business days of acquiring knowledge of the delay due to the Force Majeure Event, (ii) the affected Party uses commercially reasonable efforts to eliminate or mitigate the effects of the Force Majeure Event, and (iii) in the case of a Force Majeure Event that adversely affects CalAmp’s ability to fulfill Customer’s purchase orders, Customer may make such arrangements as are reasonably necessary to assure itself of continued supply. For the avoidance of doubt, in cases in which Customer is permitted to make such arrangements, if product availability, engineering requirements, setup time, minimum lot size, minimum purchase volumes, volume discount terms, or similar circumstances or other available terms in the relevant industry require that Customer make one or more commitments to, and/or purchases from, alternate suppliers for terms longer than the duration of the Force Majeure event in order to obtain substitute goods at prices, and/or on other terms, that are at least as beneficial to customer as those contained in this Agreement, Customer may do so, in which case, to the extent of such necessary commitments, the exclusivity of Section 2.6(a) will abate and the reduction in purchases from CalAmp will be attributed to the Force Majeure Event affecting CalAmp; provided, however, in no event shall Customer’s commitment extend beyond 180 days past the end of the Force Majeure event; provided, further, the term of this Agreement shall be extended by the number of days beyond the Force Majeure event, up to 180 days, to permit Customer to fulfill its obligations under the Minimum Commitment. Force Majeure Events do not include circumstances such as insufficiency of funds or other economic hardship, a general recession in the United States or global economy, or changes in market conditions.

     4.3 Compliance with Transportation Requirements. For Product shipments to, from or through the United States, shipping carriers must comply with the U.S. State and Federal Department of Transportation requirements and guidelines, including those pertaining to the transportation of hazardous materials, including without limitation all standards and requirements with respect to packing and handling of batteries, whether shipped separately or incorporated into Products.

     4.4 Unencumbered Title to Products. CalAmp shall deliver good, unencumbered title to all Products shipped under this Agreement including materials, parts and components incorporated into any repairs. Title and risk of loss shall pass to Customer upon shipment.

Supply Agreement	Confidential

5. PRODUCT

     5.1 Specifications. All Products will be manufactured in accordance with the applicable Product specifications set forth on Exhibit E.

     5.2 Product Upgrades. To ensure the highest quality level for any Product, alternative components, functional enhancements or revisions, and other changes may be applied by CalAmp to a Product (“Upgraded Product”), provided that CalAmp may make no such change if the change would adversely affect the fit, form, or function of the Product. In addition, CalAmp shall not apply any alternative components, functional enhancements or revisions, or other changes to the Qube Products or Qtanium Products without the express written permission of the Customer, which permission shall not be unreasonably withheld, and shall be granted or denied within seven business days following notice by CalAmp of CalAmp’s request for such permission. If CalAmp gives notice proposing alternative components, functional enhancements or revisions, or other changes to a Qube Product or Qtanium Product that is required by this Agreement to be delivered after date of notice, CalAmp may, upon notice to Customer, delay the delivery of the those Products by the number of days in excess of three that Customer took to approve the change. CalAmp will cause all Upgraded Products to be Backwards Compatible with Customer’s systems. “Backwards Compatible” means that when the Upgraded Products are installed, provisioned and integrated into Customer’s system of products, software and services, that each Upgraded Product will have all functionality possessed by the prior version of the Product, and that the prior version of the Product has not lost any functionality, and that both the prior version of the Product and the Upgraded Product successfully interface and interoperate with all other Customer products, software, and services as the prior version, whether internal or facing the End-User. Customer may request, and CalAmp will provide up to ten (10) Product demonstration units for newly released Upgraded Product to be provided by CalAmp at no charge, prior to placing an Order for the Upgraded Product. CalAmp will not fill existing Orders with Upgraded Products without Customer’s prior written approval, which approval shall not be unreasonably withheld. CalAmp will certify that all types of Product approval certifications described in Section 6.3 below remain valid and effective as a result of any alternative components, functional enhancements or other changes.

     5.3 Continuing Availability and Discontinuance. At all times during the Term, CalAmp will offer to Customer for purchase Products conforming to the specifications of this Agreement and at the Prices specified in Exhibit A (“Initial Products”), except that CalAmp may discontinue manufacture of one or more of the Initial Products, in which event CalAmp shall use commercially reasonable efforts to make available to Customer for purchase Products of similar form, fit, and function. Notwithstanding the foregoing, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, CalAmp shall assure availability to Customer of the Qube Products and Qtanium Products, as described on Exhibit A. CalAmp shall provide to Customer at least six months’ notice of its intent to discontinue any Product ordered in the past six (6) months, and Customer shall be entitled to issue an Order and purchase (and CalAmp will sell to Customer) any number of units of the Product (the “Final Order”), in addition to any units previously ordered, and CalAmp shall use commercially reasonable efforts to fill the Order unless unable to do so due to unavailability of Product or required parts from third party vendors in sufficient quantities, in which case Customer shall be given first priority in allocation of such Products and parts and CalAmp shall provide Customer with as many units of the Product as are reasonably available. Customer shall place such Final Order within ninety (90) days of receipt of the written notice of discontinuance, unless a third party supplier imposes a shorter time limit on CalAmp to acquire necessary parts, in which event CalAmp will notify Customer and work with Customer to achieve the longest time possible to place the Final Order. The Final Order shall be non-cancellable.

Supply Agreement	Confidential

     5.4 Certification. CalAmp will cause all Products to be certified for operability on North American and global carrier networks, as set forth on Exhibit B attached hereto.

6. QUALITY AND DESIGN VERIFICATION

     6.1 Certification. CalAmp represents and warrants that it has received an ISO-9001 Quality Standard and Procedure certificate, CalAmp will perform periodic quality audits, and CalAmp shall maintain no less than such standard for the manufacturing of all Products sold under this Agreement.

     6.2 Quality Testing. CalAmp will perform design verification, functional verification, manufacturing and quality test procedures on the Products in compliance with industry standards and government regulations Customer may perform its own quality testing procedures on the Products that it receives.

     6.3 Customer Inspections.

          (a) Customer shall be entitled to perform such inspections or tests on any Product model and samples and approve such Product prior to CalAmp making it available for shipment under this Agreement. Testing may include live testing in one or more vehicles. CalAmp will supply at its expense reasonable assistance for inspections and testing.

          (b) CalAmp will, upon commercially reasonable notice, permit Customer to inspect the facilities and practices (including, but not limited to, software quality assurance practices) of CalAmp’s suppliers and/or sub-suppliers that produce Products or components of Products.

7. LIMITED WARRANTY AND TECHNICAL SUPPORT

     7.1 Product Warranty. CalAmp warrants to Customer that all Products delivered under this Agreement (including, but not limited to, embedded software and firmware ) will, on the date of shipment and for 15 months thereafter, (the “Warranty Period”):

          (a) Be free from defects in material and workmanship;

          (b) Comply in all material respects with the specifications contained in Exhibit E; and

          (c) Be and perform in all material respects as described in the Product documentation provided by CalAmp to Customer.

The above warranties are cumulative and, if one such warranty is more expansive, its provisions shall apply notwithstanding that another warranty is less expansive and, in any case, the less expansive warranty will not be deemed to limit the more expansive warranty. The above warranties shall extend to Customer only (provided that Customer’s resale or distribution of the Products shall not void or invalidate the warranties provided herein to Customer).

Supply Agreement	Confidential

     7.2 As between Customer and CalAmp, Customer shall be solely responsible for Customer’s and Customer’s distribution channel’s representations, warranties and statements made to End-Users to the extent that they are greater than CalAmp’s warranties in this Agreement.

     7.3 Return Shipping. Repair or replacement for Products that fail to conform to the warranties in this Agreement shall be at CalAmp’s expense. Customer will return all non-conforming Products to CalAmp FOB (UCC 2-319) Customer’s or End-User’s location. CalAmp will ship all repaired or replacement Products FOB (UCC-2-319) Customer’s or the End-User’s location as specified by Customer. If a Product is returned that conforms to the warranties stated in Section 7.1, then Customer shall promptly reimburse CalAmp for all shipping costs associated with the return and re-shipment of the Product.

     7.4 Warranty Exclusions. CalAmp’s liability under the warranties in this Agreement will not apply to non-conformity to the extent that the non-conformity:

          (a) Results from accident, casualty, improper installation or testing, use other than as contemplated by the documentation associated with the Product, or unauthorized modification;

          (b) Caused by use of the Product other than in accordance with its documentation; or

          (c) The result of electrostatic discharge, electrical surge, fire, flood or similar causes unless caused by the Product itself or a cause that the Product was designed to withstand.

     7.5 THE WARRANTIES STATED IN THIS AGREEMENT ARE THE ONLY WARRANTIES THAT CALAMP MAKES WITH RESPECT TO THE PRODUCTS AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE. THE WARRANTIES STATED IN THIS AGREEMENT SHALL NOT APPLY TO ANY PRODUCT SAMPLES, DEMO UNITS OR PROTOTYPES, DELIVERED BY CALAMP TO CUSTOMER AS SUCH, WHICH PRODUCTS SHALL BE DELIVERED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND.

     7.6 Recall for Safety Defects.

          (a) “Affected Products” means:

               (i) All Products whose manufacture causes them to contain a safety defect that could result in material damage to property, or harm or injury to persons; and

               (ii) All LMU Products and all Upgraded Products (to the extent of changes that make them Upgraded Products) whose manufacture or design causes them to contain a safety defect that could result in material damage to property, or harm or injury to persons.

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          (b) If a batch or other grouping of Products contains Affected Products and either (i) a governmental authority requires that they be recalled and/or replaced, or (ii) CalAmp reasonably determines, using the standard of a person who would be liable for the defects in the Affected Products, that it should recall and/or replace such Affected Products; (in either case, a “Recall”) the Parties will promptly communicate to each other all relevant facts and cooperate to minimize all risks associated therewith. Communications to End-Users will be issued solely by Customer, with reasonable input from CalAmp. Nothing contained in this Section 7.6 shall preclude either Party from taking such action as may be required of it under any law or regulation, or from invoking any other remedy under this Agreement. Where commercially practicable under the circumstances, each Party will consult with the other prior to making statements to the public or a government agency pertaining to actual or potential safety defects, except where such consultation would prevent timely notification required to be given by law or be a violation of any law. CalAmp will perform all necessary replacements, repairs or modifications to the Affected Product units at its sole expense in accordance with the warranty process set forth in this Agreement or such other process as is mutually agreed to by CalAmp and Customer, whether or not the Warranty Period otherwise applicable to such Affected Products has expired.

     7.7 Technical Support. Technical support for the Products shall be provided by CalAmp to Customer as set forth in Exhibit C. The Parties agree that Product technical support to End-Users will be provided solely by Customer with third tier technical support provided by CalAmp to Customer.

8. PRODUCT FAILURE

     8.1 Product Warranty Repair Turnaround.

          (a) Any failure by a Product to conform to the warranties in this Agreement constitutes a Product Failure. The Parties will use CalAmp’s standard Return Materials Authorization (“RMA”) process attached as Exhibit H. CalAmp may revise the RMA process from time to time, but no revision that materially and adversely affects Customer will have any effect. Notwithstanding anything in the RMA process to the contrary, Customer may return Products at reasonable intervals, but, in any case, not less often than quarterly. The Parties will use a single RMA number to be issued by CalAmp and used by both Customer and CalAmp upon Customer’s actual or preliminary determination of Product Failure, and then used throughout the RMA process as a tracking reference by both Parties. Both parties will work in good faith to improve screening methods to reduce erroneous returns. CalAmp will fulfill warranty obligations by Repair and Return as set forth in Section 8.1(b).

          (b) Repair and Return. CalAmp will receive Products returned to it under an RMA and perform the necessary warranty repairs, or at CalAmp’s option, replace the Defective Product with a new Product, and then return the repaired or new unit to Customer or the End-User, as directed by Customer. CalAmp will provide a Warranty Repair Turnaround Time of fifteen (15) business days. If CalAmp is unable to meet this turnaround time, CalAmp will notify Customer of such in writing or by e-mail, and will provide the reason(s) in detail (e.g. lack of component availability), and specify the estimated time for CalAmp to repair or replace the Product unit and return it to the End-User or to Customer, as Customer directs. After receipt of such notice, Customer may cancel the repair or replacement, in its sole discretion. “Warranty Repair Turnaround Time” is defined as the time elapsed from the day the Defective Product arrives at CalAmp’s repair facility until the day the working Product unit is reshipped to Customer or End-User.

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     8.2 First Level Warranty Screening. In order to mitigate erroneous returns of Products that conform to the warranties in this Agreement, CalAmp engineers and Customer engineers shall have an initial meeting to familiarize CalAmp with Customer’s application environment to assist CalAmp with the diagnosis of issues that may arise with respect to the devices. For CalAmp LMU Products only, CalAmp agrees to provide Customer as part of its access to the CalAmp’s PULS, with the tools necessary to readily ascertain in-warranty/out-of-warranty status of a CalAmp LMU Product on a real-time basis. CalAmp will train customer on currently available tools to conduct over the air testing of the device while Customer is engaged in providing End-User technical support, as well as on-going technical support training.

     8.3 Epidemic Failure.

          (a) An “Epidemic Failure” exists if 5% or more of the Products shipped during any six-month period fail to comply with the warranties stated in Section 7.1, and that failure is due to the same root cause; provided, however, in no event shall any Product be deemed to suffer from an Epidemic Failure during the first 6 months following the introduction or initial release of such Product. In the case of an Epidemic Failure, CalAmp shall repair or replace any Products that are a part of the Epidemic Failure and CalAmp shall bear the costs of air shipping from Customer and/or Customer’s customers and return to Customer and/or Customer’s customers and reasonable re-installation costs. Customer will engage CalAmp in discussions of repair, replacement, and other costs and the parties will work in good faith to determine a commercially reasonable plan of repair or replacement.

          (b) CalAmp shall, within ten (10) working days after receiving notice of an Epidemic Failure, investigate, and use commercially reasonable efforts to determine and document the existence of the Epidemic Failure and formulate in conjunction with Customer a detailed recovery plan (“Recovery Plan”) for remedying such Epidemic Failure, including, without limitation, replacing or repairing all Products affected by such Epidemic Failure as soon as reasonably practicable, with as little inconvenience or disruption as reasonably possible to Customer or its End-Users. The Recovery Plan shall be subject to Customer’s approval, not to be unreasonably withheld. CalAmp shall also implement as part of the Recovery Plan such changes and procedures as are necessary to prevent the occurrence of further Epidemic Failures. CalAmp shall implement the Recovery Plan as soon as practicable and shall comply with the agreed action plan and time periods set out in the approved Recovery Plan.

          (c) Where Products experience defects or failures that would be part of an Epidemic Failure but for the fact that the defects or failures occurred after the end of the Warranty Period, CalAmp shall provide to Customer components or other materials, instructions, and reasonable assistance as necessary for Customer to repair such Products. Such components may be charged to Customer by CalAmp at the lesser of CalAmp’s actual cost or current replacement price.

     8.4 Non-Warranty Repairs. If Customer so requests, with respect to Products that have been returned to CalAmp but CalAmp determines have not failed to conform to the warranties in this Agreement, CalAmp will provide Customer with a cost quote to perform necessary repairs, as applicable. Customer may elect to have the repairs performed at Customer’s cost. If the returned Product is not under warranty and Customer does not elect to have it repaired at Customer’s cost, then CalAmp will dispose of the unit.

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9. PROPRIETARY RIGHTS AND LICENSE

     9.1 CalAmp Ownership of Proprietary Rights. Except as expressly stated otherwise in this Agreement, nothing in this Agreement will be construed to give either Party any rights in the intellectual property or other proprietary rights of the other Party.

     9.2 Customer License. For CalAmp LMU Products (as identified on Exhibit A), CalAmp grants a limited, non-exclusive, royalty-free right and license to acquire, use and resell the Products during the Term of this Agreement, subject to the terms of this Agreement and in the form shipped by CalAmp, and, if applicable, in combination with software and other products or services supplied by Customer (“Customer Supplied Items”), in any territory in the world. The right and license herein granted are for the benefit of Customer and its affiliates, and includes Customer’s right to resell through all Customer’s distribution channels consisting of direct and/or indirect dealers or sales agents, resellers, installers and business partners (“Customer Distribution Channels”), including all rights ancillary and necessary to accomplish such purposes, but such right and license are otherwise non-transferable by Customer. As between CalAmp and Customer, Customer shall be solely responsible for its Customer Distribution Channels, including, without limitation, (i) compensation, (ii) full and timely performance, and (iii) acts and omissions of each as though they were the acts and omissions of Customer itself. No other right or license is granted by CalAmp to Customer, whether expressly, by implication, estoppel or otherwise. Customer shall not disassemble, decompile, decode, reverse engineer or modify any Product, or any data, firmware or software embedded in, or associated with any Product, without the prior written permission of CalAmp. Customer shall not remove or omit any copyright notices or other proprietary notices placed by CalAmp on any of the Products, in its firmware or software, or on any documentation or other materials provided in conjunction with the Products, but CalAmp shall remove all CalAmp Trademarks and other indicia as may be required in Section 9.3.

     9.3 Trademark License. CalAmp grants to Customer permission to, during the Term and during any reasonable sell-off period after the end of the Term, use any of CalAmp’s trademarks, service marks, trade names, logos, domain names, or other commercial, product or service designations (collectively, “Trademarks”) solely for the limited purposes of distributing, promoting, marketing, advertising and/or selling the Products (“Permitted Purposes”). In each such instance, Customer shall have a limited, non-exclusive, non-sublicenseable, royalty-free license to use any such Trademark only for the Permitted Purposes and for no other purpose, and in the form and manner specified by CalAmp or otherwise in strict conformance with its commercially reasonable Trademark usage policies, as established by CalAmp from time to time in its sole discretion. Customer agrees not to use any Trademarks or any confusingly similar marks, alone or in combination with any other non-Customer marks, in any promotional, marketing, advertising or sales materials without the prior written approval of CalAmp. CalAmp reserves the right to terminate any license with respect to any Trademark if Customer’s use of such Trademark is in breach of this Agreement, and Customer shall immediately discontinue any use of such Trademark upon the proper termination of such license. Any and all use of the Trademarks by Customer shall inure to the benefit of CalAmp, which shall at all times have, as between Customer and CalAmp, exclusive ownership of all Trademarks, and Customer shall not take any action inconsistent with such ownership. Customer, at its option, may request and CalAmp agrees, to remove all CalAmp Trademarks from the Product and its packaging (including shipping boxes) in order to provide a “white-label” version of the Products in accordance with Section 1 of Exhibit D.

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     9.4 Export Laws. CalAmp represents and warrants that it has the appropriate licenses and rights to sell and license Products to Customer for use and resale as herein contemplated, including authorization of the Products for export outside of the United States; provided, however, it shall be Customer’s sole responsibility to comply with all applicable export and similar laws in connection with Customer’s resale or distribution of the Products, either directly or through Customer Distribution Channels.

     9.5 Termination of Licenses. Any and all rights or licenses granted to Customer under Sections 9.2 or 9.3 shall automatically terminate upon the expiration or termination of this Agreement for any reason, subject to the limited continuation of such rights and licenses as necessary to perform the requirements of, and continue the rights contemplated by, Section 13, and further provided such rights and licenses will survive in order that expiration or termination will not affect (i) Customer’s rights under this Agreement (a) to hold and deplete existing Product inventories including through Customer Distribution Channels, and (b) to continue to provide (or have provided) to End-Users technical support, installation services, and repair and warranty services and parts, and (ii) End-User’s rights to continue to use all Products previously received, or to be received from Customer, and for which purpose each such End-User shall be deemed to have a perpetual paid-up license.

     9.6 Tradenames. For the avoidance of doubt, CalAmp will not sell or otherwise provide, directly or indirectly, any Fleet Tracking Hardware to any person or entity that bears any trade name owned by Customer.

10. INDEMNIFICATION AND INSURANCE

     10.1 CalAmp Indemnification. CalAmp shall indemnify, defend and hold Customer and its officers, directors, employees, agents, its Customer Distribution Channels and End-Users (“Customer Indemnitees”) harmless from and against any loss, claim, damage or liabilities (including reasonable attorney’s fees and costs) associated with any third-party claim, suit, or action that alleges that any Product (other than the Qube Products, MDT Products, or Qtanium Products, except to the extent that the claim, suit or action is based upon an upgrade or modification to the Qube Products, MDT Products, or Qtanium Products by CalAmp, other than at the direction of Customer, it being understood that an upgrade or modification to which Customer consents as contemplated by Section 5.2 is not an upgrade or modification at the direction of Customer), including related documentation or other materials supplied by CalAmp as part of such Product, or the possession or use thereof by any indemnitee as contemplated by this Agreement, infringes upon, violates, or misappropriates any (a) copyright, (b) patent, or (c) trade secret or (d) other intellectual property right of any third party. The obligations of CalAmp under this Section are subject to (A) Customer notifying CalAmp promptly of any such claim (it being understood that any delay in giving notice will reduce CalAmp’s obligations only to the extent of actual prejudice caused by the delay), (B) CalAmp having sole control of the defense or settlement of any such claim, provided that it prosecutes such defense diligently and Customer shall be entitled to reasonably participate therein at its own cost and CalAmp shall not settle any such claim without the consent of Customer if the settlement includes any relief other than the payment of money that is fully funded by CalAmp, and (C) Customer providing reasonable assistance and information necessary in connection with the defense of any such claim, at no cost or expense to Customer.

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     10.2 Customer Indemnification. Customer shall indemnify, defend and hold CalAmp and its officers, directors, employees and agents (“CalAmp Indemnitees”) harmless from and against any loss, claim, damage or liabilities (including reasonable attorney’s fees and costs) associated with any third party based on: (i) an allegation that the Customer’s product (including the Qube Products, MDT Products and Qtanium Products, except to the extent the allegation is based on upgrades or modifications to the Qube Products, MDT Products or Qtanium Products that were made by CalAmp not at the direction of Customer it being understood that an upgrade or modification to which Customer consents as contemplated by Section 5.2 is not an upgrade or modification at the direction of Customer), or any materials, specifications, use or any other information provided by Customer to CalAmp, infringes any U.S. (a) copyright, (b) patent, (c) trade secret or (d) other intellectual property right of any third-party, or (ii) any acts or omissions of Customer Distribution Channels. The obligations of Customer under this Section are subject to (A) CalAmp notifying Customer promptly of any such claim, (B) Customer having sole control of the defense or settlement of any such claim, provided that it prosecutes such defense diligently and CalAmp shall be entitled to reasonably participate therein at its own cost, and Customer shall not settle any claim without the consent of CalAmp, if the settlement includes any relief other than the payment of money which is fully funded by Customer, and (C) CalAmp providing reasonable assistance and information necessary in connection with the defense of any such claim, at no cost or expense to CalAmp.

     10.3 Products Enjoined. If the right of Customer or anyone within Customer Distribution Channels to resell or use, or the right of any End-Users to use the Product or services provided for in this Agreement is enjoined, CalAmp will at its sole expense, and at its election either, (i) procure on their behalf the right to continue the sale or use of the Products and services free of any liability for Infringement or other violation; or (b) replace or modify the Products or services with substantially equivalent, non-infringing Products, services or technology.

     10.4 Infringement Disclaimer.

          (a) CalAmp’s obligations under Section 10.1 will be reduced to the extent that the third-party claim is based upon:

               (i) Marking or branding that is not applied by CalAmp or that involves any marking or branding applied at the request of Customer or any Customer Indemnitees; or

               (ii) Modification of the Products or any part thereof by Customer, Customer Distribution Channels or End-Users.

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          (b) If the claim with respect to which CalAmp must indemnify is a Combination Claim (as defined below), CalAmp’s liability will be CalAmp’s Proportionate Share of the liability (including, but not limited to, defense and settlement costs) associated with such third party claim. The “Proportionate Share” is the portion of the liability, determined on a fair and equitable basis, attributable to the possession or use of the Product itself. A “Combination Claim” is a claim based on use of one or more Products in combination with products, systems, services, processes or methods not furnished by CalAmp, including, for example, use in an apparatus or system, or the making or practicing of a process or method.

For the avoidance of doubt, CalAmp does not disclaim liability as to Infringement claims that arise from, or relate to, contributory infringement solely by CalAmp Products.

     10.5 Insurance. CalAmp shall maintain during the Term of this Agreement the following minimum insurance coverages with insurers having A.M. Best ratings of not less than A-, VII naming Customer as additional insured, and providing Customer with a certificate of insurance evidencing that all the required coverages are in force: (i) Commercial general liability, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards (including product liability insurance), with limits of not less than $2,000,000 combined single limit per occurrence and $2,000,000 annual aggregate, with a waiver of subrogation in favor of Customer. Customer shall maintain during the Term of this Agreement the following minimum insurance coverages with insurers having A.M. Best ratings of not less than A-, VII naming CalAmp as additional insured, and providing CalAmp with a certificate of insurance evidencing that all the required coverages are in force: Commercial general liability, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards (including product liability insurance), with limits of not less than $2,000,000 combined single limit per occurrence and $2,000,000 annual aggregate, with a waiver of subrogation in favor of CalAmp.

11. DAMAGES AND LIMITATION OF LIABILITY.

     11.1 See Exhibit J.

12. CONFIDENTIAL INFORMATION.

     12.1 “Confidential Information” Defined. “Confidential Information” of a Party means any information belonging to, or held by, the Party, whether fixed in a tangible medium or otherwise, that is:

          (a) Not readily ascertainable by proper means by the public; and

          (b) The subject of commercially reasonable efforts by the Party under the circumstances to maintain as confidential.

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     12.2 Confidentiality Generally. Each Party, as a receiving Party, will do the following things with regard to the Confidential Information of the other Party.

          (a) Prevent the disclosure of the Confidential Information by the receiving Party and each of the receiving Party’s employees, agents, and/or professionals to any third party other than as permitted under this Agreement.

          (b) Use, and permit the use of, the Confidential Information only for the purposes of providing, or enjoying the benefit of, the goods, services, and/or software provided for in this Agreement (the “Purpose”).

          (c) Disclose the Confidential Information only to such of the receiving Party’s employees, agents, and professionals as have a bona fide need to possess or know the Confidential Information in the course of accomplishing, or advising the disclosing Party with regard to, the Purpose.

          (d) Cause each employee, agent, or professional to whom the receiving Party discloses the Confidential Information to be bound by an obligation of confidentiality that is at least as rigorous as the obligations contained in this Agreement. Each professional, such as a lawyer or an accountant, actually retained by the receiving Party in a professional-client relationship will be deemed under an adequate obligation of confidentiality for the purposes of this Agreement so long as the law recognizes an obligation of confidence actionable by the receiving Party under law without a separate contractual obligation.

          (e) Return or destroy all written or other tangible copies of Confidential Information in the receiving Party’s possession or direct or indirect control, including all extracts and copies thereof, within a reasonable time after, and in accordance with, the disclosing Party’s request.

     12.3 Exceptions to Confidentiality. Nothing in this Agreement will prevent the receiving Party from disclosing Confidential Information to the extent that:

          (a) It is or becomes readily ascertainable by proper means by the public without any breach of a confidentiality obligation of the receiving Party;

          (b) It is received from a third party that is not under an obligation of confidentiality of which the receiving Party knew or had reason to know;

          (c) It was independently developed by the receiving Party without use of the Confidential Information; or

          (d) It is required by law to be disclosed, provided that the receiving Party provides to the disclosing Party as much notice as is practicable under the circumstances of such requirement prior to disclosure and provides to the disclosing Party, at the disclosing Party’s expense, such reasonable assistance as the disclosing Party requests in seeking confidential treatment, protective orders, nondisclosure, and/or similar measures.

     12.4 Ownership of Confidential Information. All Confidential Information of the disclosing Party shall at all times be and remain the sole and exclusive property of the disclosing Party.

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     12.5 Injunctive Relief. Because unauthorized use or disclosure of Confidential Information might result in immediate and irreparable injury to the disclosing Party for which monetary damages might not be adequate, in the event that the receiving Party or any officer, director, employee, agent, professional, or subcontractor of the receiving Party uses or discloses Confidential Information or, in the disclosing Party’s reasonable opinion, any such person is likely to use or disclose Confidential Information in breach of the receiving Party’s obligations under this Agreement, the disclosing Party will be entitled to seek equitable relief, including temporary and permanent injunctive relief and specific performance. The disclosing Party will also be entitled to recover any pecuniary gain that the receiving Party realizes from the unauthorized use or disclosure of the disclosing Party’s Confidential Information. The rights in this Section 12 are in addition to any other rights of the disclosing Party under this Agreement, at law, or in equity.

     12.6 Competitor Issues. If a competitor of Customer acquires all or a substantial part of the business of CalAmp that is associated with this Agreement, whether by transfer of assets, transfer of equity interests, merger, change of control, or otherwise, CalAmp will thereafter, by physical, logical, and other restrictions, make commercially reasonable efforts to prevent such competitor and such competitor’s agents and representatives from having access to Customer’s customer names, volumes, and pricing information, other than such competitor’s officer, directors, representatives or employees who have a need to know such information.

     12.7 Duration of Confidentiality Obligations. The confidentiality obligations under this Agreement will continue after disclosure of each item of Confidential Information for the longer of:

          (a) The time during which the Confidential Information remains a trade secret (as that term is defined in the Uniform Trade Secrets Act) of the disclosing Party; or

          (b) Five years after the termination of this Agreement.

13. TERM AND TERMINATION.

     13.1 Term. The “Term” of this Agreement begins on the Effective Date and ends on the fifth anniversary of the Effective Date. This Agreement shall continue for a period of five (5) years from the Effective Date (the “Term”).

     13.2 Termination for Convenience. Customer may terminate this Agreement with at least 180 days’ notice, effective at any time after Customer has met the Minimum Commitment.

     13.3 Termination for Cause. Either Party may terminate this Agreement or any Order hereunder upon written notice if the other Party: (a) breaches this Agreement or the applicable Order and fails to cure such breach within 60 days following receipt of written notice of such breach; (b) becomes insolvent, files a petition in bankruptcy or becomes subject to a petition in bankruptcy filed against it that is not dismissed within thirty (30) days of its filing; (c) is placed under the control of a receiver, liquidator or committee of creditors; or (d) dissolves, ceases to function as a going concern, makes or attempts a general assignment for the benefit of creditors, or otherwise fails to conduct its business in the normal course. Notice of termination upon a failure to cure may be included in any written notice to cure and, in such a case, a separate, subsequent notice of termination is not required. Termination for cause is in addition to all other rights and remedies available for breach.

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     13.4 Effect of Termination. Termination of this Agreement will not prejudice rights and liabilities (including payment of Prices for Product ordered or delivered, as applicable) of either Party that accrued prior to the time of termination. If Customer terminates this Agreement with cause, then (i) CalAmp will continue to perform all Orders placed prior to the termination of this Agreement, which Orders will remain subject to all terms and conditions of this Agreement, unless such Orders are cancelled by Customer in accordance with this Agreement; and (ii) if requested by Customer, CalAmp will continue to perform this Agreement, including the fulfillment of all subsequent Orders, for such period of time as may be designated by Customer, which period may be shortened or extended by Customer as necessary, but which period in total will not exceed 180 days following the termination date set forth in the notice of termination. CalAmp shall be required to fulfill all Product warranty obligations related to Products shipped by CalAmp whether prior to or after such termination, which obligations shall survive termination for the Warranty Period. Termination does not affect any obligations of the Parties which survive termination under Section 14.8 of this Agreement.

14. GENERAL.

     14.1 Entire Agreement. This Agreement, together with that certain Asset Purchase Agreement dated May 7, 2012, between CalAmp, Customer, and Navman Wireless New Zealand, and that certain Promissory Note dated May 7, 2012, between CalAmp and Customer, constitute the entire agreement between the Parties with respect to the subject matter if this Agreement and supersede all prior oral or written proposals, negotiations and agreements between the Parties relating to the subject matter of this Agreement. No modifications to this Agreement or waivers will be enforceable unless evidenced in writing and signed by both Parties.

     14.2 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that consent is not required in conjunction with the merger, transfer or sale of a majority of a Party’s outstanding voting capital stock or substantially all of its assets, or if there is otherwise a change in control. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

     14.3 Compliance with Laws. The Parties will comply with all applicable laws, statutes, regulations, ordinances, and rules of governmental authority, including the export laws, rules or regulations of Canada and the United States.

     14.4 Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed effective (a) if given by personal delivery, upon such personal delivery, (b) if given by nationally-recognized courier or mail service (in either case that has real-time or near-real-time tracking), at the time that the notice is delivered (or an attempt is made to deliver the notice, regardless of whether refused) to the receiver’s premises according to the tracking records of the courier or mail service, or (c) if given by fax, at the beginning of the next business day at the receiver’s location, provided that the sender’s fax device generates a confirmation that the fax arrived at the receiver’s device and that there is no indication in the course of the transmission that the notice did not arrive at the receiver’s fax device. The addresses for notice for each Party are those in the preamble to this Agreement. Either Party may change its address for notice by notice to the other Party.

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     14.5 No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties, their successors and permitted assigns. There are no express, implied, legal or equitable rights or benefits conferred upon any third party unless expressly set forth in this Agreement.

     14.6 Promotion. Neither Party will distribute a press release or otherwise announce the Parties’ relationship or the execution of this Agreement, without the other Party’s prior written consent, which consent shall not be unreasonably withheld. In no event shall either Party publicly refer to the other Party or the other Party’s products or services in a disparaging manner.

     14.7 Order of Precedence. The terms and conditions of this Agreement take precedence over those contained in any Order. Execution of an Order shall not operate as an amendment to this Agreement.

     14.8 Waivers of Default. A Party’s waiver of any breach or default shall not be deemed a waiver or modification of any term or condition of this Agreement, a continuing waiver of such breach or default or a waiver of any other breach or default.

     14.9 Survival.

          (a) The expiration or termination of this Agreement shall not terminate vested rights of either Party unless this Agreement expressly specifies otherwise, or release either Party from any liabilities or obligations incurred prior to expiration or termination.

          (b) The provisions of Section 12 will survive according to their terms the termination of this Agreement for any reason.

          (c) The provisions of Sections 7 and 8 will survive for the duration of the warranties contained in Section 7 and for so long as required for Customer to receive all remedies contemplated by those sections.

          (d) The provisions of Sections 10.1, 10.2, 10.3, and 10.4 will survive the termination of this Agreement for the period stated in Exhibit J.

          (e) The provisions of Sections 1, 3, 4, 9.1, 9.4, 9.5, 11, 13, and 14 will survive indefinitely the termination of this Agreement for any reason.

     14.10 Headings. Section headings are solely for the convenience of the Parties, and shall not affect the meaning or interpretation of any term or condition of this Agreement.

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     14.11 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflicts of law principles. The Parties agree that this Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. Any suit or other legal action respecting this Agreement shall be brought exclusively as follows (provided any judgment may be enforced in any appropriate jurisdiction) in the state court for Ventura County, California or in the U.S. District Court in Los Angeles, California.

     14.12 Severability. If any of the provisions of this Agreement shall be held invalid or unenforceable by a court or other forum of competent jurisdiction, such invalidity or unenforceability shall not invalidate or render unenforceable the entirety of this Agreement. Unless a failure of consideration would result, the invalid or unenforceable provision will be deemed revised to the minimum extent necessary in order to make the Agreement valid and enforceable, provided the Agreement as revised continues to substantially reflect its original intent.

     14.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or scanned signature.

(signature page follows)

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Signature Page to

SUPPLY AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

CalAmp		Customer

By:	/s/ Richard Vitelle	By:	/s/ Michael L. Henn

Name:	Richard Vitelle	Name:	Michael L. Henn

Title:	Treasurer	Title:	EVP – Treasurer, CFO

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